Exhibit 1.3

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability)

NOTICE OF ANNUAL GENERAL MEETING

Notice is hereby given that the Annual General Meeting of China Unicom Limited will be held on 12 May 2002 at 10:30a.m. in Granville Room, Basement, Conrad Hotel, Pacific Place, 88 Queensway, Hong Kong for the following purposes:

As Ordinary Business:

1.                     To receive and consider the financial statements and the Reports of the Directors and of the Auditors for the year ended 31 December 2002.

2.                       To declare a final dividend for the year ended 31 December 2002.

3.                     To elect and re-elect the Directors and to authorise the Directors to fix their fees for the year ending 31 December 2003.

4.                     To re-appoint Auditors, and to authorise the Directors to fix their remuneration for the year ending 31 December 2003.

And as Special Business, to consider and, if thought fit, to pass the following as ordinary resolutions:

ORDINARY RESOLUTIONS

5.             “THAT:

(a)                subject to paragraphs (b) and (c) below, the exercise by the Directors during the Relevant Period (as hereinafter defined) of all the powers of the Company to purchase shares of HK$0.10 each in the capital of the Company including any form of depositary receipts representing the right to receive such shares (“Shares”) on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) or any other stock exchange recognised for this purpose by the Securities and Futures Commission of Hong Kong and the Stock Exchange in accordance with all applicable laws including the Hong Kong Code on Share Repurchases and the Rules Governing the Listing of Securities on the Stock Exchange as amended from time to time be and is hereby generally and unconditionally approved;

(b)               the aggregate nominal amount of Shares which may be purchased or agreed conditionally or unconditionally to be purchased by the Directors pursuant to the approval in paragraph (a) above shall not exceed 10 per cent of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this Resolution, and the said approval shall be limited accordingly;

(c)                for the purpose of this Resolution:

“Relevant Period” means the period from the passing of this Resolution until the earlier of:

(i)                   the conclusion of the next annual general meeting of the Company;

(ii)                the expiry of the period within which the next annual general meeting of the Company is required by the Company’s articles of association (the “Articles of Association”) or the Companies Ordinance to be held; and

(iii)             the revocation or variation of the authority given to the Directors under this Resolution by ordinary resolution of the Company’s shareholders in general meeting.”

6.             “THAT:

(a)                subject to paragraph (c) below, the exercise by the Directors during the Relevant Period (as hereinafter defined) of all the powers of the Company to allot, issue and deal with additional Shares and to make or grant offers, agreements and options which might require the exercise of such powers be and are hereby generally and unconditionally approved;

(b)               the approval in paragraph (a) shall authorize the Directors during the Relevant Period to make or grant offers, agreements and options which might require the exercise of such powers after the end of the Relevant Period;

(c)                the aggregate nominal amount of share capital allotted, issued and dealt with or agreed conditionally or unconditionally to be allotted, issued and dealt with (whether pursuant to an option or otherwise) by the Directors pursuant to the approval in paragraph (a), otherwise than pursuant to (i) a Rights Issue (as hereinafter defined), (ii) the exercise of options granted under any share option scheme adopted by the Company or (iii) any scrip dividend or similar arrangement providing for the allotment of Shares in lieu of the whole or part of a dividend on Shares in accordance with the Articles of Association, shall not exceed the aggregate of (aa) 20 per cent of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this Resolution, plus (bb) (if the Directors are so authorised by a separate ordinary resolution of the shareholders of the Company) the aggregate nominal amount of share capital of the Company repurchased by the Company subsequent to the passing of this Resolution (up to a maximum amount equivalent to 10 per cent. of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this Resolution), and the said approval shall be limited accordingly; and

(d)               for the purpose of this Resolution:

“Relevant Period” means the period from the passing of this Resolution until the earlier of:

(i)                   the conclusion of the next annual general meeting of the Company;

(ii)                the expiry of the period within which the next annual general meeting of the Company is required by the Articles of Association or the Companies Ordinance to be held; and

(iii)             the revocation or variation of the authority given to the Directors under this Resolution by ordinary resolution of the Company’s shareholders in general meeting; and

“Rights Issue” means an offer of shares open for a period fixed by the Directors to holders of Shares on the register of members on a fixed record date in proportion to their then holdings of such Shares on such record date (subject to such exclusion or other arrangements as the Directors may deem necessary or expedient in relation to fractional entitlements or having regard to any legal or practical restrictions or obligations under the laws of, or the requirements of, any recognised regulatory body or any stock exchange in any territory applicable to the Company) and an offer, allotment or issue of shares by way of rights shall be construed accordingly.”

7.                     “THAT the Directors be and are hereby authorised to exercise the powers of the Company referred to in paragraph (a) of Resolution 5 in respect of the share capital of the Company referred to in sub-paragraph (bb) of paragraph (c) of such resolution.”

By order of the Board
Ngai Wai Fung
Company Secretary

Hong Kong, 1 April 2003

Notes:

1.                     Any member entitled to attend and vote at the above meeting is entitled to appoint one or more proxies to attend and, on a poll, vote in his stead. A proxy need not be a member of the Company.

2.                     In order to be valid, a form of proxy together with the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy thereof, must be deposited at the Company’s registered office at 75/F., The Center, 99 Queen’s Road Central, Hong Kong at least 48 hours before the time for holding the above Meeting. Completion and return of a form of proxy will not preclude a member from attending and voting in person if he is subsequently able to be present.

3.                     The Directors have recommended a final dividend for the year ended 31 December 2002 of RMB0.10 per share and subject to the passing of the Resolution 2 above, the dividend is expected to be paid in Hong Kong dollars on or about 5 June 2003 to those shareholders whose names appear on the Company’s register of shareholders on 6 May 2003.

4.                     The Register of the shareholders will be closed on 7 May 2003 and 9 May 2003, during which dates no transfer of shares in the Company will be effected. In order to qualify for the proposed final dividend, all transfers, accompanied by the relevant certificates must be lodged with the Company’s Share Registrar, Hong Kong Registrars Limited at Rooms 1901-05, 19th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong not later than 4 p.m. on 6 May 2003.

5.                     In relation to the Ordinary Resolution set out in item 5 of the Notice, the Directors wish to state that they will exercise the powers conferred thereby to repurchase Shares in circumstances which they deem appropriate or for the benefit of the shareholders. The Explanatory Statement containing the information necessary to enable the shareholders to make an informed decision on whether to vote for or against the resolution to approve the repurchase by the Company of its own Shares, as required by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”), will be set out in a separate letter from the Company to be enclosed with the 2002 annual report.